United States securities and exchange commission logo





                      February 23, 2021

       Paul Williams
       Chief Financial Officer
       Financial Gravity Companies, Inc.
       12600 Hill Country Blvd
       Suite R-275
       Bee Cave, TX 78738

                                                        Re: Financial Gravity
Companies, Inc.
                                                            Form 10-K for the
Fiscal Period ending September 30, 2020
                                                            Filed January 12,
2021
                                                            File No. 001-34770

       Dear Mr. Williams:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance